Exhibit 4.1
AMENDMENT TO RIGHTS AGREEMENT
     THIS AMENDMENT, by and between Michael Baker Corporation, a Pennsylvania corporation (the “Company”) and American Stock Transfer and Trust Company, LLC, a New York limited liability company (the “Rights Agent”), dated as of November 5, 2009 (this “Amendment”), amends the Rights Agreement, dated as of November 16, 1999, by and between the Company and the Rights Agent (the “Rights Agreement”). Capitalized terms used but not defined herein shall have the meanings given to such terms in the Rights Agreement.
WITNESSETH
     WHEREAS, Section 27 of the Rights Agreement provides that the Company may supplement or amend any provision of the Rights Agreement that it deems necessary or desirable without the approval of any holders of certificates representing shares of Company Common Stock;
     WHEREAS, the Governance and Nominating Committee of the Board of Directors has recommended that the amendment set forth below be adopted; and
     WHEREAS, the Executive Committee of the Board of Directors, acting on behalf of the Board of Directors in accordance with Section 2.10 of the Company’s By-laws and Section 1731 of the Pennsylvania Business Corporation Law, has resolved and determined that this Amendment is necessary and desirable and the Company desires to evidence this Amendment in writing.
     NOW, THEREFORE, the Rights Agreement is hereby amended as follows:
     1.      Section 7(a) of the Rights Agreement is hereby amended by deleting “on the tenth anniversary hereof” in the first line thereof and substituting “November 16, 2012” therefor.
     2.      Section 23 of the Rights Agreement is hereby amended by deleting the words “Stock Acquisition Date” in the third line thereof and substituting “Shares Acquisition Date” therefor.
     3.      Section 26 of the Rights Agreement is hereby amended by
(a)	deleting the Company’s notice address and substituting the following therefor:
“Michael Baker Corporation
Airside Business Park
100 Airside Drive
Moon Township, PA 15108
Attn: Chief Executive Officer” and
(b)	deleting the Rights Agent’s notice address and substituting the following therefor:
“American Stock Transfer and Trust Company, LLC
6201 15th Avenue
Brooklyn, New York 11219
Attn: Carlos Pinto”

     4.     This Amendment shall be effective as of the date hereof, and all references to the Rights Agreement shall, from and after such time, be deemed to be references to the Rights Agreement as amended hereby.

     5.     The Rights Agreement, as amended by this Amendment shall remain in full force and effect.

     6.     This Amendment shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania applicable to contracts executed and to be performed entirely in such Commonwealth.

     7.     This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

     8.     If any term of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

[SIGNATURES ON FOLLOWING PAGE]

[SIGNATURE PAGE FOR AMENDMENT TO RIGHTS AGREEMENT]

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

MICHAEL BAKER CORPORATION

By: Name:	/s/ H. James McKnight H. James McKnight
Title:	Chief Legal Officer, Executive Vice President and Corporate Secretary

AMERICAN STOCK TRANSFER &
TRUST COMPANY,
as Rights Agent

By:	/s/ Paula Caroppoli

Name: Title:	Paula Caroppoli Vice President